Exhibit 10.11

TABLEAU SOFTWARE

400 North 34th Street, Suite 200

Seattle, WA 98103

June 13, 2007

Ms. Elissa Fink

Dear Elissa:

Tableau Software (the “Company”) is pleased to offer you employment on the following terms:

Positions. You will start in a full-time position as Vice President, Marketing on or before Monday, August 20th, 2007. You will initially report to Christian Chabot and work out of the Company’s office in Seattle, Washington. In addition you will be required to travel. Your primary responsibilities will include:

•	Set direction for and manage all elements of marketing, including the management of strategy, overall people, resources, budgets, and time.

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Work individually and in concert with the management team to evangelize the company and its solutions to customers, prospects and business partners. This includes designing and implementing the company marketing strategies and programs.

•	Craft clear positioning and messaging strategies and establish the company’s credibility with customers, partners, industry analysts and the press.

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Design and launch all outbound marketing materials, including product brochures, web sites, advertising copy, white papers, emails, case studies, presentations ad campaigns, press campaigns and other sales and marketing materials.

•	Design and execute effective marketing campaigns (e.g., product launches) within the deadline and constraints set forth by the company.

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Be responsible for the generation and qualification of sales leads in all sales channels with limited financial resources; provide actionable leads to the sales force. Participate in the general sales and support of all company products.

•	Improve conversion rates from leads to paying customers. Improve repeat purchase rates. Improve general customer care and loyalty. Manage general customer care and training.

•	Participate in the general leadership of the company.

By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties for the Company.

Compensation. You will be paid a starting base salary at the rate of $14,583 per month ($175,000.00 annually), payable in accordance with the Company’s standard payroll schedule. You will also be eligible to participate in the Company’s annual bonus plan for up to $10,000.00. The Company will also reimburse you for up to $20,000.00 in relocation expenses. You will need to submit receipts for your relocation expenses in order to receive reimbursement. As a regular employee of the Company you will be eligible to participate in Company-sponsored benefits, including its employee health care plan. Details about these benefits are provided in the

Company’s employee handbook and summary plan descriptions, which will be available to you upon the commencement of your employment. Pre-approved expenses incurred by you in the course of your employment shall be repaid pursuant to Company’s expense policy. You will be entitled to 15 days of paid vacation per year, in addition to holidays recognized by the Company.

Ownership Interest. Subject to approval of the Company’s Board of Directors, you will be granted an incentive stock option to purchase shares of the Company’s Common Stock. The number of shares represented in the option grant will be 300,000 (three-hundred thousand). The exercise price per share will be equal to the fair market value per share on your first day of employment or, if later, the date of grant. The option will be subject to the terms and conditions applicable to options granted under the Company’s equity incentive plan, as described in that plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of the continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

Employee Confidentiality and Inventions Assignment Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Employee Confidentiality and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time at the discretion of the Company, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the President of the Company.

Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

Entire Agreement. This letter along with the Company’s equity incentive plan and associated option documentation and the Company’s Employee Confidentiality and Inventions Assignment Agreement represent the entire agreement between you and the Company and supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter.

Choice of Law. This agreement is to be governed by laws of the state of Washington without reference to conflicts of laws principles. In case any provision contained in this agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Employee Confidentiality and Inventions Assignment Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on Wednesday, June 13, 2007. We look forward to having you join us at Tableau Software!

If you have any questions, please call me at (206) 633-3400 x508.

Sincerely,
TABLEAU SOFTWARE

By:	/s/ Thomas E. Walker, Jr.

Name:	Thomas E. Walker, Jr.

Title:	VP, Finance & Operations

I have read and accept this employment offer:

/s/ Elissa Fink
Signature of Elissa Fink

Date:	June 13, 2007

Attachment Exhibit A: Employee Confidentiality and Inventions Assignment Agreement